UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
January 30, 2009

SCOLR Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

19204 North Creek Parkway, Suite 100
Bothell, WA 98011
(Address of principal executive offices)

(425) 368-1050
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 SCOLR PHARMA, INC.
FORM 8-K

Item 1.01	Entry Into a Material Definitive Agreement.

On January 30, 2009 SCOLR Pharma, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) with Dr. Bruce S. Morra in connection with Dr. Morra’s appointment as the Company’s President and Chief Executive Officer.  A brief summary of the material terms of the Agreement is included in Item 5.02 of this Current Report on Form 8-K and is incorporated by reference herein.

On January 30, 2009, the Company also approved a consulting arrangement with Wayne L. Pines, an international consultant on FDA-related regulatory and media issues and a director of the Company, pursuant to which Mr. Pines will advise the Company on regulatory matters. The Company will pay Mr. Pines $15,000 per year (on a quarterly basis) and the arrangement may be terminated by either party on 30 days notice.

Additionally, on January 30, 2009, the Company approved an arrangement compensating Dr. Morra in the amount of $15,864 for consulting services for the period of January 19, 2009 through January 29, 2009.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(c) In a meeting held on January 30, 2009, the Board of Directors of the Company appointed Dr. Bruce S. Morra, 54, as President and Chief Executive Officer. Dr. Morra joined the Corporation’s Board of Directors in 2007 and has more than 25 years of pharmaceutical, medical device, drug delivery, biotech and polymers industry leadership experience. From 2004 to 2009, Dr. Morra was a private consultant to companies in these industries.  From 2003 to 2004, Dr. Morra was President of West Pharmaceutical Services’ drug delivery and contract clinical research businesses.   From 2002 to 2003, he was Chief Business Officer of Progenitor Cell Therapy, LLC, a start-up company performing stem cell and other cell therapy process, device and drug contract research and manufacturing. From 1998 to 2004, Dr. Morra served as President, Chief Operating Officer and Chief Financial Officer of Biopore Corporation and its sister company Polygenetics, Inc.  He is a member of the boards of directors of InforMedix Holdings, Inc. and Unigene Laboratories, Inc. Dr. Morra earned his Ph.D. and M.S. in Polymer Science and Engineering and his M.B.A. from the University of Massachusetts, Amherst in 1980, after graduating magna cum laude in Chemical Engineering from Princeton University in 1976.

              In connection with his appointment as President and Chief Executive Officer, Dr. Morra and the Company entered into an Employment Agreement dated January 30, 2009 (the “Agreement”).  The Agreement has an initial term of 12 months and may be extended by agreement of the parties.  Under the Agreement, Dr. Morra will receive a base salary for the 12 month term of $367,500.  In addition, Dr. Morra will be eligible for bonus compensation of up to 50% of his base salary upon achievement of certain performance targets to be determined by the Compensation Committee of the Company’s Board of Directors, and up to 100% of his base salary if such targets are exceeded and Dr. Morra remains employed by the Company on the last day of the performance period.

On the date of his appointment Dr. Morra was awarded stock options exercisable for 500,000 shares of the Company’s common stock.  50% of the options subject to the award were immediately vested, 25% of the options subject to the award will vest on June 18, 2009, and the remaining 25% of the options subject to the award will vest on June 18, 2010, provided Dr. Morra continues to serve as Chief Executive Officer of the Company on each such vesting date.  Additionally, the Company has agreed to issue to Dr. Morra 214,285 shares of Common Stock on January 2, 2010, subject to the availability of such shares under the Company’s 2004 Equity Incentive Plan (the “Plan”).  The Company is obligated to use its best efforts to keep sufficient shares available, however if there are not sufficient shares available for issuance under the Plan to grant the full amount of such award, Dr. Morra will be issued such lesser number of shares as is then available under the Plan, and the remainder shall be issued when sufficient shares are available for issuance under the Plan.   In addition, the Company paid Dr. Morra $15,864 for consulting services for the period of January 19, 2009 through January 29, 2009.

           If Dr. Morra is terminated by the Company without cause or he voluntarily resigns with good reason (as such terms are defined in the Agreement) he will receive: (i) prorated bonus compensation based on the portion of the year Dr. Morra is actually employed by the Company, provided that such bonus will be a minimum of 25% and a maximum of 75% of his base salary; (ii) a lump sum cash payment equal to 100% of Dr. Morra’s then effective base salary and (iii) continuation of health and welfare benefits for a period of 12 months.   Notwithstanding the foregoing, in the event the term of the Agreement is extended beyond the initial 12 month term, Dr. Morra will be entitled in such circumstances to a lump sum payment equal to 16 months of his then effective base salary along with health and welfare benefits continuation for a period of 16 months.  If Dr. Morra resigns or is terminated under certain circumstances in connection with a change of control of the Company his unvested options to purchase the Company’s common stock will become fully vested and he will be entitled to receive a lump sum payment equal to 16 months of his then effective base salary and bonus (minimum of 25% and maximum of 75% of his base salary), along with continuation of health and welfare benefits for a period of 16 months.

    On February 2, 2009 the Company issued a press release regarding the appointment of Dr. Morra.  A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished herewith:

Exhibit No.	Description
99.1	Press Release dated February 2, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR Pharma, Inc.

Dated February 5, 2009	By:	/s/ Alan M. Mitchel
Alan M. Mitchel
Chief Legal Officer, Sr. Vice President – Business and Legal Affairs

EXHIBIT INDEX
Exhibit No.	Description
99.1	Press Release dated February 2, 2009.